Ex. 99.1

FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REVISES 2015 GUIDANCE BASED ON CURRENT MARKET CONDITIONS
OKLAHOMA CITY, OKLAHOMA, MAY 1, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (“NSLP” or the “Partnership”), today announces revised guidance for 2015 for both its Oilfield Services (“OFS”) division and Exploration and Production (“E&P”) division. The revised OFS guidance reflects the substantial decline in rig count and drilling activity in the areas where we currently provide services. The revised E&P guidance reflects lower average daily production based on the low commodity price environment and increased production costs from our contract operator. The guidance does not reflect any potential acquisitions for the periods covered.
2015 Guidance

Oilfield Services		Exploration & Production

	FY2015		FY2015
Revenue ($ in millions)	$100 - $120	Production (Boe/d)	3,500 - 3,800
Adj. EBITDA (as a % of revenue)	17% - 21%	Production Taxes (% of Revenue)	4.5% - 5.5%
Maint. Capex ($ in millions)	$1.0 - $1.5	Production Cost ($ per Boe)	$11.00 - $12.00
		Maint. Capex ($ in millions)	$2.5 - $3.0

Preliminary Q1 Results
Revenue for the three months ended March 31, 2015 is expected to be between $36.0 million and $40.0 million. In addition, management estimates that average daily production for the three months ended March 31, 2015 will be between 3,700 and 4,075 MBoe/d. We expect that we will have an impairment on our oil and natural gas properties in an amount between $41.0 million and $46.0 million for the three months ended March 31, 2015, as a result of lower commodity prices. Adjusted EBITDA for the three months ended March 31, 2015 is expected to be between $5.7 million and $6.3 million. The estimated decrease in our revenue and Adjusted EBITDA for the three months ended March 31, 2015 as compared to fourth quarter of 2014 is primarily due to lower commodity prices and the substantial decline in rig counts in the areas where we provide services. Estimated maintenance capital expenditures for the three months ended March 31, 2015 are expected to be between $0.9 million and $1.1 million. Interest expense for the three months ended March 31, 2015 are expected to be between $0.9 million and $1.0 million.
Credit Facility
On May 1, 2015, we entered into an Eighth Amendment (the “Eighth Amendment”) to our Credit Agreement dated as of February 13, 2013, by and among us, as borrower, Bank of Montreal, as administrative agent (“BMO”), and the other lenders party thereto (the “Credit Agreement”). The Eighth Amendment (i) permits us to make cash distributions up to $6.0 million per year to holders of certain equity interests in us, (ii) amends the terms of a consent letter dated April 8, 2015 (“Consent Letter”), by and among us,

Ex. 99.1

BMO and the other lenders party to the Credit Agreement, to postpone the redetermination of the borrowing base under our credit facility from May 1, 2015 to May 8, 2015, (iii) makes null and void the waiver contained in the Seventh Amendment to the Credit Agreement permitting us to make certain cash distributions to the holders of our common units that are not otherwise permitted by the Credit Agreement and (iv) imposes certain hedging requirements for our oil and natural gas assets if we unwind any current hedges prior to the October 2015 redetermination date.
We expect that the borrowing base under our credit facility will be reduced by approximately $24.0 million to approximately $60.0 million on May 8, 2015. The amount of borrowings outstanding under the credit facility is currently $84.0 million. Under the terms of the Consent Letter, we cannot declare or pay distributions on our common equity if the amount of borrowings outstanding under our credit facility exceeds $54.0 million. Under the terms of the Credit Agreement, we will have three months to repay amounts outstanding in excess of the borrowing base in equal monthly installments beginning 30 days after receipt of notice of the new borrowing base.
Common Unit Distribution
The board of directors of our general partner has not yet declared a distribution to our common unitholders with respect to the quarter ended March 31, 2015. Any such distribution declaration will be subject to our ability to pay down amounts outstanding under the credit facility as discussed above.
About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.
New Source Energy Partners L.P. - Investor & Media Contact:
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com